Exhibit 99.1

MRC Global Announces Third Quarter 2023 Results

Houston, TX – November 7, 2023 – MRC Global Inc. (NYSE: MRC), the leading global distributor of pipe, valves, fittings and infrastructure products and services to diversified energy, industrial and gas utilities end-markets, today announced third quarter 2023 results.

Net income attributable to common stockholders for the third quarter of 2023 was $29 million, or $0.33 per diluted share, as compared to the third quarter of 2022 net income attributable to common stockholders of $18 million, or $0.21 per diluted share. Adjusted net income attributable to common stockholders for the third quarter of 2023 was $28 million, or $0.32 per diluted share, as compared to the third quarter of 2022 adjusted net income attributable to common stockholders of $36 million, or $0.42 per diluted share.

MRC Global’s third quarter 2023 gross profit was $183 million, or 20.6% of sales, as compared to the third quarter 2022 gross profit of $165 million, or 18.3% of sales. Gross profit for the third quarter of 2023 and 2022 includes $4 million of income and $24 million of expense, respectively, in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting. Adjusted Gross Profit, which excludes (among other items) the impact of LIFO, was $189 million, or 21.3% of sales, for the third quarter of 2023 and was $198 million, or 21.9% of sales, for the third quarter of 2022.

Third Quarter 2023 Financial Highlights:

●	Sales of $888 million, a 2% improvement compared to the second quarter of 2023
●	Adjusted Gross Profit, as a percentage of sales, of 21.3%
●	Adjusted EBITDA of $70 million, or 7.9% of sales and the company's 6th consecutive quarter above 7%
●	Cash Flow from operations of $102 million during the third quarter, allowing the company to achieve our full year target of $90 million a quarter early
●	Net Debt leverage ratio of 0.9 times, the lowest in the company's public company history

Rob Saltiel, MRC Global’s President and CEO stated, “Revenue in the third quarter increased moderately compared to the second quarter, as rising DIET sector revenue offset declines in our Gas Utilities and PTI sectors. We are pleased to have achieved adjusted gross profit margins in excess of 21%, operating cash flow of over $100 million and adjusted EBITDA margins of 7.9%. The value of our end-market diversification is evident as year-to-date revenue gains in the PTI and DIET sectors have countered the temporary weakness we are experiencing in Gas Utilities."

Adjusted EBITDA was $70 million in the third quarter of 2023 compared to $82 million for the same period in 2022.

Adjusted net income attributable to common stockholders, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted SG&A, Net Debt and Leverage Ratio are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

Selling, general and administrative (SG&A) expenses were $126 million, or 14.2% of sales, for the third quarter of 2023 compared to $120 million, or 13.3% of sales, for the same period in 2022. Adjusted SG&A for the third quarter of 2023 was $123 million, or 13.9% of sales, excluding a $3 million customer settlement expense.

An income tax expense of $14 million was incurred in the third quarter of 2023, with an effective tax rate of 29%, as compared to an income tax expense of $10 million for the third quarter of 2022. Our rates differ from the U.S. federal statutory rate of 21% as a result of state income taxes, non-deductible expenses, and differing foreign income tax rates. In addition, the effective tax rate for the three months ended September 30, 2023, was higher than the U.S. federal statutory rate due to foreign losses with no tax benefit.

Sales

The company’s sales were $888 million for the third quarter of 2023, which was 2% higher than the second quarter of 2023 and 2% lower than the third quarter of 2022. As compared to the third quarter of 2022, the Production and Transmission Infrastructure (PTI) sector led with 10% growth followed by the Downstream, Industrial and Energy Transition (DIET) sector at 1%, offset by the Gas Utilities sector, which declined 13%. Sequentially, the DIET sector increased offsetting decreases in the Gas Utilities and PTI sectors.

Sales by Segment

U.S. sales in the third quarter of 2023 were $745 million, down $23 million, or 3%, from the same quarter in 2022. PTI sector sales increased by $20 million, or 10%, resulting from increased customer infrastructure activity in the Permian and Rockies. DIET sector sales increased $1 million. The Gas Utilities sector revenue decreased $44 million, or 12%, driven by decreased capex spending for modernization and replacement activity as customers focus on reducing their own product inventory levels as well as delayed customer projects due to higher interest rates and inflation in construction costs.

Sequentially, as compared to the second quarter of 2023, U.S. sales increased $18 million, or 2%, driven by the DIET sector, which increased $31 million, or 17%, due to increased turnarounds and project activity. The U.S. Gas Utilities sector decreased $10 million, or 3%, primarily due to decreases in capex spending for modernization and replacement activity as customers focus on reducing their own product inventory levels as well as the timing of projects. PTI decreased $3 million, or 1%, primarily due to seasonal decrease and the timing of customer projects.

Canada sales in the third quarter of 2023 were $38 million, up $1 million, or 3%, from the same quarter in 2022, as increases in the DIET and PTI sectors offset a decrease in the Gas Utilities sector. Canada sales also include a $1 million unfavorable impact from weaker foreign currencies.

Sequentially, Canada sales were flat with no change from the prior quarter.

International sales in the third quarter of 2023 were $105 million, up $6 million, or 6%, from the same period in 2022 including a $3 million favorable impact from stronger foreign currencies. The increase was driven by the PTI sector primarily in the Middle East and the U.K., followed by the DIET sector in the Netherlands.

Sequentially, as compared to the previous quarter, International sales were down $1 million, or 1%, due to a decrease in sales in the PTI sector, where reduced activity in Australia was partially offset by increased activity in the U.K. and the Middle East.

Sales by Sector

Gas Utilities sector sales, which are primarily U.S. based, were $314 million in the third quarter of 2023, or 35% of total sales, a decrease of $45 million, or 13%, from the third quarter of 2022.

Sequentially, as compared to the second quarter of 2023, the Gas Utilities sector decreased $9 million, or 3%, driven by the U.S. segment.

DIET sector sales in the third quarter of 2023 were $279 million, or 32% of total sales, an increase of $3 million, or 1%, from the third quarter of 2022. The increase in DIET sector sales was spread relatively evenly across the segments.

Sequentially, as compared to the previous quarter, sales in the DIET sector were up $34 million, or 14%, primarily due to increased turnarounds and projects in the U.S. segment.

PTI sector sales in the third quarter of 2023 were $295 million, or 33% of total sales, an improvement of $26 million, or 10%, from the third quarter of 2022. The increase in PTI sales was led by the U.S. segment, followed by the International and Canada segments.

Sequentially, as compared to the prior quarter, PTI sector sales decreased $8 million, or 3%, driven by the Canada segment followed by the U.S. and International segments.

Backlog

As of September 30, 2023, the company's backlog was $718 million, a 6% decline compared to the previous quarter.

Balance Sheet and Cash Flow

Cash provided by operations was $102 million in the third quarter of 2023. As of September 30, 2023, the cash balance was $52 million, long-term debt (including current portion) was $303 million, and Net Debt was $251 million. Availability under the company’s asset-based lending facility was $696 million, and available liquidity was $748 million as of September 30, 2023.

Please refer to the reconciliation of non-GAAP measures (Net Debt) to GAAP measures (Long-term Debt) in this release.

Conference Call

The company will hold a conference call to discuss its third quarter 2023 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 8, 2023. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investors” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 22, 2023, and can be accessed by dialing 201-612-7415 and using pass code 13739473#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 218 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 250,000 SKUs from over 9,000 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “anticipating,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, adjusted EBITDA margin, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves; U.S. and international general economic conditions; geopolitical events; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame; significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products; risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies;  the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to changing laws and regulations including trade policies and tariffs; and the potential share price volatility and costs incurred in response to any shareholder activism campaigns.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investors page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton VP, Investor Relations & Treasury
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	September 30,	December 31,
	2023	2022

Assets
Current assets:
Cash	$52	$32
Accounts receivable, net	518	501
Inventories, net	620	578
Other current assets	35	31
Total current assets	1,225	1,142

Long-term assets:
Operating lease assets	206	202
Property, plant and equipment, net	77	82
Other assets	18	22

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	168	183
	$1,958	$1,895

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$438	$410
Accrued expenses and other current liabilities	111	115
Operating lease liabilities	38	36
Current portion of long-term debt	3	3
Total current liabilities	590	564

Long-term liabilities:
Long-term debt, net	300	337
Operating lease liabilities	184	182
Deferred income taxes	46	49
Other liabilities	20	22

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 108,512,938 and 107,864,421 issued, respectively	1	1
Additional paid-in capital	1,764	1,758
Retained deficit	(693)	(768)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(234)	(230)
	463	386
	$1,958	$1,895

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022

Sales	$888	$904	$2,644	$2,494
Cost of sales	705	739	2,107	2,042
Gross profit	183	165	537	452
Selling, general and administrative expenses	126	120	378	347
Operating income	57	45	159	105
Other (expense) income:
Interest expense	(9)	(6)	(26)	(17)
Other, net	1	(5)	(3)	(11)
Income before income taxes	49	34	130	77
Income tax expense	14	10	37	23
Net income	35	24	93	54
Series A preferred stock dividends	6	6	18	18
Net income attributable to common stockholders	$29	$18	$75	$36

Basic earnings per common share	$0.34	$0.22	$0.89	$0.43
Diluted earnings per common share	$0.33	$0.21	$0.88	$0.42
Weighted-average common shares, basic	84.3	83.6	84.2	83.5
Weighted-average common shares, diluted	105.9	85.0	105.8	84.8

Notes to above:

(1) The preferred stock shares (20.3 million shares) were dilutive for the three and nine months ended September 30, 2023. For the three months ended September 30, 2023, the diluted earnings per common share calculation is calculated as net income of $35 million divided by 105.9 million shares. For the nine months ended September 30, 2023, the diluted earnings per common share calculation is calculated as net income of $93 million divided by 105.8 million shares.

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2023	2022

Operating activities
Net income	$93	$54
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	15	14
Amortization of intangibles	15	15
Equity-based compensation expense	10	9
Deferred income tax benefit	(3)	(1)
(Decrease) increase in LIFO reserve	(3)	50
Other, net	12	13
Changes in operating assets and liabilities:
Accounts receivable	(20)	(159)
Inventories	(45)	(197)
Other current assets	(4)	(11)
Accounts payable	27	165
Accrued expenses and other current liabilities	(5)	18
Net cash provided by (used in) operations	92	(30)

Investing activities
Purchases of property, plant and equipment	(10)	(8)
Other investing activities	(2)	(2)
Net cash used in investing activities	(12)	(10)

Financing activities
Payments on revolving credit facilities	(776)	(523)
Proceeds from revolving credit facilities	743	569
Payments on long-term obligations	(2)	(2)
Debt issuance costs paid	(1)	-
Dividends paid on preferred stock	(18)	(18)
Repurchases of shares to satisfy tax withholdings	(4)	(2)
Net cash (used in) provided by financing activities	(58)	24

Increase (decrease) in cash	22	(16)
Effect of foreign exchange rate on cash	(2)	(3)
Cash -- beginning of period	32	48
Cash -- end of period	$52	$29

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
September 30,
	U.S.	Canada	International	Total
2023
Gas Utilities	$311	$2	$1	$314
Downstream, Industrial & Energy Transition	210	7	62	279
Production & Transmission Infrastructure	224	29	42	295
	$745	$38	$105	$888
2022
Gas Utilities	$355	$3	$1	$359
Downstream, Industrial & Energy Transition	209	6	61	276
Production & Transmission Infrastructure	204	28	37	269
	$768	$37	$99	$904

Nine Months Ended
September 30,
	U.S.	Canada	International	Total
2023
Gas Utilities	$938	$4	$2	$944
Downstream, Industrial & Energy Transition	599	16	187	802
Production & Transmission Infrastructure	675	98	125	898
	$2,212	$118	$314	$2,644
2022
Gas Utilities	$934	$9	$1	$944
Downstream, Industrial & Energy Transition	576	20	165	761
Production & Transmission Infrastructure	593	91	105	789
	$2,103	$120	$271	$2,494

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Type	2023	2022	2023	2022
Line Pipe	$164	$173	$433	$417
Carbon Fittings and Flanges	117	119	353	335
Total Carbon Pipe, Fittings and Flanges	281	292	786	752
Valves, Automation, Measurement and Instrumentation	306	290	920	821
Gas Products	191	205	612	587
Stainless Steel and Alloy Pipe and Fittings	40	53	108	147
General Products	70	64	218	187
	$888	$904	$2,644	$2,494

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	September 30,	Percentage	September 30,	Percentage
	2023	of Revenue	2022	of Revenue*

Gross profit, as reported	$183	20.6%	$165	18.3%
Depreciation and amortization	5	0.6%	5	0.6%
Amortization of intangibles	5	0.6%	4	0.4%
(Decrease) increase in LIFO reserve	(4)	(0.5)%	24	2.7%
Adjusted Gross Profit	$189	21.3%	$198	21.9%

	Nine Months Ended
	September 30,	Percentage	September 30,	Percentage
	2023	of Revenue*	2022	of Revenue

Gross profit, as reported	$537	20.3%	$452	18.1%
Depreciation and amortization	15	0.6%	14	0.6%
Amortization of intangibles	15	0.6%	15	0.6%
(Decrease) increase in LIFO reserve	(3)	(0.1)%	50	2.0%
Adjusted Gross Profit	$564	21.3%	$531	21.3%

Notes to above:

* Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses (SG&A) to Adjusted SG&A (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022

Selling, general and administrative expenses	$126	$120	$378	$347
Customer settlement (1)	(3)	-	(3)	-
Non-recurring IT related professional fees	-	-	(1)	-
Adjusted Selling, general and administrative expenses	$123	$120	$374	$347

Notes to above:

(1)	Charge (pre-tax) for a customer settlement in our U.S. segment.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022

Net income	$35	$24	$93	$54
Income tax expense	14	10	37	23
Interest expense	9	6	26	17
Depreciation and amortization	5	5	15	14
Amortization of intangibles	5	4	15	15
Non-recurring IT related professional fees	-	-	1	-
(Decrease) increase in LIFO reserve	(4)	24	(3)	50
Equity-based compensation expense (1)	3	3	10	9
Customer settlement (2)	3	-	3	-
Asset disposal (3)	-	-	1	-
Foreign currency losses	-	6	4	13
Adjusted EBITDA	$70	$82	$202	$195

Notes to above:

(1)	Charges (pre-tax) recorded in SG&A.
(2)	Charge (pre-tax) for a customer settlement in our U.S. segment.
(3)	Charge (pre-tax) for an asset disposal in our International segment.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments, long-lived asset impairments (including goodwill and intangible assets), inventory-related charges incremental to normal operations, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to

Adjusted Net Income (Loss) Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2023		September 30, 2023
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders (3)	$29	$0.33	$75	$0.88
Non-recurring IT related professional fees, net of tax	-	-	1	0.01
Asset disposal, net of tax (1)	-	-	1	0.01
Customer settlement, net of tax (2)	2	0.02	2	0.02
Decrease in LIFO reserve, net of tax	(3)	(0.03)	(2)	(0.02)
Adjusted net income attributable to common stockholders (3)	$28	$0.32	$77	$0.90

Notes to above:

(1)	An after-tax charge for an asset disposal in our International segment.
(2)	An after-tax charge for a customer settlement in our U.S. segment.
(3)	Earnings per share represents diluted earnings per share. For the three months ended September 30, 2023, the diluted earnings per common share calculation is calculated as net income of $35 million divided by 105.9 million shares. For the nine months ended September 30, 2023, the diluted earnings per common share calculation is calculated as net income of $93 million divided by 105.8 million shares.

	Three Months Ended		Nine Months Ended
	September 30, 2022		September 30, 2022
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$18	$0.21	$36	$0.42
Increase in LIFO reserve, net of tax	18	0.21	38	0.45
Adjusted net income attributable to common stockholders	$36	$0.42	$74	$0.87

Notes to above:

The company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. After-tax impacts were determined using the Company's U.S. blended statutory rate. The company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

September 30,
2023

Long-term debt, net	$300
Plus: current portion of long-term debt	3
Long-term debt	303
Less: cash	52
Net Debt	$251

Net Debt	$251
Trailing twelve months adjusted EBITDA	268
Leverage ratio	0.9

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. The company defines Net Debt as total long-term debt, including current portion, minus cash. The company defines its leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. The company believes Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. The company believes the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. The company believes total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

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